Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

MEADE INSTRUMENTS CORP. REPORTS RESULTS OF SPECIAL COMMITTEE EVALUATION OF STOCK OPTION GRANT
PRACTICES

IRVINE, Calif. – August 29, 2006— Meade Instruments Corp. (NASDAQ: MEAD), today reported the conclusions and recommendations of the Special Committee of the Audit Committee of the Board of Directors. As previously announced, on May 24, 2006, the Company initiated an independent evaluation of the Company’s stock option grant practices following an article appearing in the Wall Street Journal on May 22, 2006. The Special Committee, with the assistance of independent outside counsel, evaluated all stock option awards since the Company’s initial public offering and concluded that the accounting measurement dates for certain stock option awards during the fiscal years 1998 through 2005 were determined in error. As such, management and the Audit Committee of the Board of Directors, in consultation with the Special Committee, determined, after discussion with the Company’s outside and predecessor auditors, that the consolidated financial statements for the years ended February 28/29, 2001 through 2005, included in the Company’s annual reports on Form 10-K, and for all of the unaudited interim periods in those years, as well as the unaudited consolidated financial statements for the quarterly periods ended May 31, 2005, August 31, 2005 and November 30, 2005, should no longer be relied upon because of errors in accounting for stock-based compensation expense relating to certain stock option awards.

Pursuant to these findings, the Company expects to record non-cash, pre-tax, stock-based compensation expense in prior periods and estimates that the aggregate amount of stock-based compensation expense for all fiscal years from 1998 through 2005 is from approximately $3.5 to $4.0 million. The Company currently believes that a significant portion of that expense will be recorded in the fiscal years ended February 28, 2003 and earlier. In addition, management and the Special Committee estimated that if all potentially incorrect measurement dates from the Company’s initial public offering in 1997 through February 28, 2005 were adjusted to the new measurement dates described above, the difference in proceeds to the Company from all stock options exercised by all employees, officers and directors would be less than $400,000 in the aggregate.

The Company has not yet completed its assessment of the tax implications of the adjustments. Except for any tax expense related to the adjustments, the additional stock-based compensation expense will not affect the Company’s current cash position, financial condition, previously reported revenues or its net stockholders’ equity.

Based on the Special Committee’s review, the Special Committee and the Company: (i) did not find any evidence that stock options were “backdated” to coincide with low stock prices; (ii) did not conclude that current or former employees, officers or directors engaged in knowing misconduct in connection with Meade’s historical option pricing and approval processes; and (iii) did not conclude that current or former employees, officers or directors committed fraud or intentionally deviated from generally accepted accounting principles.

President and CEO Steve Muellner commented, “We are pleased that the Special Committee has completed its evaluation and that it did not find any evidence that stock options were backdated to coincide with low stock prices. We remain committed to resolving the outstanding issues as quickly as possible, adopting the recommendations of the Special Committee, and improving the Company’s documentation processes with respect to stock options. We plan to file our Quarterly Report on Form 10-Q for the period ended May 31, 2006, and our Annual Report on Form 10-K for the year ended February 28, 2006, reflecting the restatements, as soon as practicable.”

About Meade Instruments Corp.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade®, Simmons®, Weaver®, and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s expected restatement and the filing of the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2006 and Annual Report on Form 10-K for the year ended February 28, 2006 as soon as practicable, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to coordinate and complete the restatement and file the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2006 and Annual Report on Form 10-K for the year ended February 28. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s filing on Form 8-K, filed on August 29, 2006.

Contact:
Meade Instruments Corp.
Brent Christensen, 949-451-1450
Fax: 949-451-1460

or

The Piacente Group, Inc.
Brandi Piacente, 212-481-2050
brandi@tpg-ir.com